UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 1, 2013

ENERTOPIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51866	20-1970188
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

#950 – 1130 West Pender Street, Vancouver, British Columbia, Canada V6E 4A4
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (604) 602-1675

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Letter of Intent Agreement

Item 3.02 Unregistered Sales of Equity Securities

The Company has entered into a Letter of Intent Agreement (“LOI”) on November 1, 2013 with 0984329 BC Ltd. (the “Vendor”) where the Company wishes to buy and the Vendor wishes to sell 51% of the issued and outstanding capital stock of the Vendor. The Vendor is the owner, operator of a Medical Marihuana operation located at 33420 Cardinal Street, Mission, British Columbia, Canada. Until such time as the Vendor and the Company enter into a Definitive Agreement (the “Definitive Agreement”), the Parties agree that all terms of this LOI are and shall serve only as an expression of interest between the Vendor and the Company. This LOI is not comprehensive and no business relationship is created between the Vendor and the Company unless and until such time as negotiations between the Parties result in the consummation of a Definitive Agreement and such Definitive Agreement is ratified by their respective authorized representatives.

The following are the terms of the LOI:

(a) The Company shall issue 10,000,000 shares of restricted common stock of the Purchaser within 48hours of signing this LOI

(b) The Company shall have the sole option, to acquire up to a 51% interest under the terms set out under the Definitive Agreement. The Company will have a due diligence period of 60 days upon signing this LOI.

Upon execution of the LOI Agreement, the Company issued 10,000,000 common stock of the Company to 0984329 B.C. LTD. at a deemed price of $0.04. The Company issued the units one (1) non-US persons in an off-shore transaction pursuant to the exemption from registration provided for under Regulation S, promulgated under the United States Securities Act of 1933, as amended. Each of the subscribers represented that they were not a “US person” as such term is defined in Regulation S.

Item 7.01 Regulation FD Disclosure.

A copy of the news release announcing the LOI Agreement is filed as exhibit 99.1 to this current report and is hereby incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter of Intent Agreement dated November 1, 2013
99.1	Press Release dated November 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2013

Enertopia Corp.

By: ____”Robert McAllister”______
Robert G. McAllister
President and Director